EXHIBIT 99.1

THE READER’S DIGEST ASSOCIATION, INC. COMMENCES

REGISTERED EXCHANGE OFFER

FOR ITS 9% SENIOR SUBORDINATED NOTES DUE 2017

PLEASANTVILLE, N.Y.—June 30, 2008—The Reader’s Digest Association, Inc. (RDA) today announced an offer to exchange any and all of its $600,000,000 outstanding principal amount of 9% Senior Subordinated Notes due 2017 for an equal amount of new 9% Senior Subordinated Notes due 2017.

The terms of the new notes are substantially the same as the original notes, except that the new notes will be registered under the U.S. Securities Act of 1933, as amended, and the new notes will have no transfer restrictions under the Federal securities laws or registration rights. Original notes that are not exchanged will continue to be subject to transfer restrictions under the Federal securities laws.

The exchange offer will expire at 5:00 p.m., Eastern Time, on July 28, 2008, unless extended. Tenders of the original notes must be made before the exchange offer expires and may be withdrawn at any time before the exchange offer expires.

RDA urges holders of the original notes to read its exchange offer materials, including the prospectus dated June 25, 2008, and related materials, because they contain important information about the exchange offer. Holders of the original notes may obtain the prospectus and related materials through The Bank of New York, which is serving as the exchange agent in connection with this exchange offer.  The Bank of New York’s address, telephone number and facsimile number are as follows:

The Bank of New York

Corporate Trust Operations,

Reorganization Unit

101 Barclay Street – Floor 7 East

New York, New York 10286

Attention: Evangeline Gonzales

Telephone: (212) 815-3738

Facsimile: (212) 298-1915

This press release shall not constitute an offer to exchange nor a solicitation of an offer to exchange the original notes.  The exchange offer is being made only by the prospectus dated June 25, 2008, and only to such persons and in such jurisdictions as is permitted under applicable law.

About RDA

The Reader’s Digest Association, Inc. is a global multi-brand media and marketing company that educates, entertains and connects audiences around the world.  RDA is dedicated to providing its customers with the inspiration, ideas and tools that simplify and enrich their lives.  RDA’s corporate headquarters are located in Pleasantville, New York.

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CONTACT:

The Reader’s Digest Association, Inc.

William Adler, 914-244-7585